As filed with the Securities and Exchange Commission on February 9, 2007
Registration No. 333-

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________

ACORN FACTOR, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2786081
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Route 17, Mahwah, New Jersey	07430
(Address of Principal Executive Offices)	(Zip Code)

2006 Stock Option Plan for Non-Employee Directors
2006 Stock Incentive Plan
Non-Plan Option Agreements

(Full title of the plans)
____________

JOHN A. MOORE
CHIEF EXECUTIVE OFFICER
ACORN FACTOR, INC.
200 ROUTE 17
MAHWAH, NEW JERSEY 07430
(Name and address of agent for service)

(201) 529-2026
(Telephone number, including area code, of agent for service)

COPY TO:

SHELDON KRAUSE, ESQ.
EILENBERG KRAUSE & PAUL LLP
11 EAST 44TH STREET
NEW YORK, NEW YORK 10017
(212) 986-9700
_____________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock par value $0.01 per share	915,000(1)	$2.84	$2,598,600	$278.05
Common Stock par value $0.01 per share	600,000(2)	$2.65	$1,590,000	$170.13
Total	1,515,000		$4,188,600	$448.18

(1)
Represents shares issuable upon exercise of non-plan options previously granted to officers and directors of the Registrant, its subsidiaries and equity affiliates, and other persons who may be deemed to be affiliates of the Registrant.

(2)
Represents (a) shares issuable upon exercise of options available for grant or pursuant to the grant of other stock-based awards available for grant under the 2006 Stock Incentive Plan and (b) shares issuable upon exercise of options available for grant under the 2006 Stock Option Plan for Non-Employee Directors

(3)
Pursuant to Rule 457 under the Securities Act of 1933, (i) with respect to the 915,000 shares that may be issued upon the exercise of non-plan option grants, computed based upon Rule 457(h) using the weighted average exercise price of the options granted (which range from $2.60-$3.35 per share) and (ii) with respect to 400,000 shares that may be issued upon exercise of options available for grant or pursuant to other stock-based awards available for grant under the 2006 Stock Incentive Plan and 200,000 shares that may be issued upon exercise of options available for grant under the 2006 Stock Option Plan for Non-Employee Directors, computed based upon Rule 457(c) using the average of the high and low sales prices of the common stock as reported on the NASD OTC Bulletin Board on February 7, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

As permitted by the instructions to Form S-8, this Registration Statement omits the information set forth in Part I of that Form.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, Acorn Factor, Inc., a Delaware corporation (the Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

–	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (filed on April 11, 2006).

–	Amendment No. 1 to Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, on Form 10-K/A (filed on June 1, 2006).

–	Amendment No. 2 to Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, on Form 10-K/A (filed on October 19, 2006).

–	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2006 (filed on May 19, 2006).

–	Our Quarterly Report on Form 10-Q for the three months ended June 30, 2006, (filed on August 11, 2006).

–	Our Quarterly Report on Form 10-Q for the three months ended September 30, 2006, (filed on November 20, 2006)

–	Our Current Report on Form 8-K/A filed on May 12, 2006;

–
Our Current Reports on Form 8-K filed on May 16, 2006, July 20, 2006, July 28, 2006, August 4, 2006, August 23, 2006, September 22, 2006, October 11, 2006, October 12, 2006, November 3, 2006, January 3, 2007 and January 9, 2007.

–	The description of Our Common Stock which is contained in its Registration Statement on Form 8-A declared effective on February 11, 1992.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a previously filed document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock registered by this registration statement has been passed upon by Eilenberg Krause & Paul LLP, counsel to the Company. Sheldon Krause, a partner of Eilenberg Krause & Paul LLP, is our Secretary and General Counsel.

Item 6. Indemnification of Directors and Officers.

The Certificate of Incorporation, as amended, and the Amended Bylaws of the Registrant provide that the Registrant shall indemnify its officers, directors and certain others to the fullest extent permitted by the General Corporation Law of Delaware (“DGCL”). Section 145 of the DGCL provides that the Registrant, as a Delaware corporation, is empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (including a derivative action) in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant (each, an “Indemnitee”); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations: (i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the Company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Pursuant to Section 145 of the DGCL, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

In accordance with Section 102(b)(7) of the DGCL, the Certificate of Incorporation of the Registrant eliminates personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director, with certain limited exceptions set forth in Section 102(b) (7) of the DGCL.

The Registrant has entered into an indemnification agreement with each of its present officers and directors and plans to enter into such agreement with all future officers and directors. The terms of the agreement require that the Registrant maintain a minimum level of insurance coverage for claims against officers and directors and that the Registrant indemnify the officer and/or director against claims against them that arise in their service on behalf of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.
4.1	Certificate of Incorporation of the Registrant, with amendments thereto (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1; File No. 33-70482).

4.2
Certificate of Ownership and Merger of Acorn Factor, Inc. into the Registrant, dated September 15, 2006 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated September 15, 2006).

4.3	By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1; File No. 33-44027).

4.4	Amendment to the By-laws of the Registrant (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K dated January 10, 1995)

5.1	Opinion of Eilenberg Krause & Paul LLP.

23.1	Consent of Eilenberg Krause & Paul LLP (included in Exhibit 5.1).

23.2	Consent of Kesselman & Kesselman .

23.3	Consent of PriceWaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature page to this registration statement).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (230.430B of this chapter):

A.
Each prospectus filed by the registrant pursuant to shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to , , or as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to , , or for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mahwah, New Jersey, on this 9th day of February, 2006.

ACORN FACTOR, INC.

By:	/s/ John A. Moore
John A. Moore
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John A. Moore and George Morgenstern, jointly and severally, as attorneys-in-fact, each with the power of substitution, in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to sale attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the dates indicated in the capacities indicated.

Signature	Title	Date

/s/ George Morgenstern
George Morgenstern /s/ John A. Moore	Chairman of the Board	February 9, 2007
John A. Moore /s/ Michael Barth	President and Chief Executive Officer; Director (Principal Executive Officer)	February 9, 2007
Michael Barth /s/ Samuel M. Zentman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007
Samuel M. Zentman /s/ Kevin P. Wren	Director	February 9, 2007
Kevin P. Wren /s/ Richard Rimer	Director	February 9, 2007
Richard Rimer /s/ Richard J. Giacco	Director	February 9, 2007
Richard J. Giacco	Director	February 9, 2007

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

1,515,000 SHARES OF COMMON STOCK

ACORN FACTOR, INC.

This prospectus relates to the offer and sale from time to time of up to 1,515,000 shares of our common stock by the selling security holders named in this prospectus. The shares include 915,000 shares issuable upon the exercise of non-plan options previously granted to officers and directors of the Company, its subsidiary, equity affiliates and other persons that may be deemed to be affiliates of the Company, 200,000 shares that may subsequently be issued pursuant to the exercise of options available for grant under the Company’s 2006 Stock Option Plan for Non-Employee Directors and 400,000 shares that may be issued upon exercise of options or pursuant to other stock-based awards available for grant under the 2006 Stock Incentive Plan.

Our common stock trades on the NASD Over-the-Counter Bulletin under the symbol “ACFN.” On February 7, 2007, the closing sale price of the common stock was $3.65 per share.

Investing in our securities involves certain risks. You should consider the “Risk Factors” beginning on page 1 in deciding whether to buy any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2007

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	1

RISK FACTORS	1

USE OF PROCEEDS	3

SELLING SECURITY HOLDERS	4

PLAN OF DISTRIBUTION	5

LEGAL MATTERS	6

EXPERTS	6

INFORMATION INCORPORATED BY REFERENCE	6

The terms “ACFN,” the “Company,” “we,” “our” and “us” refer to Acorn Factor, Inc. and its subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective purchaser of our common stock.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negatives thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of these risks and uncertainties are discussed below under the heading “Risk Factors.” We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

RISK FACTORS

Investing in us entails substantial risk. You should consider the following risks and other information contained in this prospectus, information incorporated by reference, and information that we file with the Securities and Exchange Commission from time to time. The information in this prospectus is complete and accurate as of the date of this prospectus, but the information may change after the date of this prospectus.

GENERAL FACTORS

We have a history of operating losses and decreasing cash available for operations.

We have a history of operating losses, although these losses and our use of cash to fund our operating activities have decreased over the years. In 2003, 2004 and 2005, we had operating losses of $5.2 million, $2.6 million and $2.2 million, respectively. Cash used in operations in 2003, 2004, 2005 and in the nine months ended September 30, 2006 was $1.0 million, $0.1 million, $1.7 million and $1.1 million, respectively.

Loss of the services of a few key employees could harm our operations.

We depend on our key management, technical employees and sales personnel. The loss of certain managers could diminish our ability to develop and maintain relationships with customers and potential customers. The loss of certain technical personnel could harm our ability to meet development and implementation schedules. The loss of certain sales personnel could have a negative effect on sales to certain current customers. Most of our significant employees are bound by confidentiality and non-competition agreements. We do not maintain a “key man” life insurance policy on any of our executives or employees. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. If we fail to attract or retain highly qualified technical and managerial personnel in the future, our business could be disrupted.

A failure to integrate our new management may adversely affect us.

We appointed a new chief financial officer and chief accounting officer in December 2005 and a new president and chief executive officer in March 2006. Any failure to effectively integrate our new management and any new management controls, systems and procedures they may implement, could materially adversely affect our business, results of operations and financial condition.

RISKS RELATED TO THE RT SOLUTIONS AND IT SOLUTIONS SEGMENTS

Failure to accurately forecast costs of fixed-priced contracts could reduce our margins.

When working on a fixed-price basis, we undertake to deliver software or integrated hardware/software solutions to a customer’s specifications or requirements for a particular project. The profits from these projects are primarily determined by our success in correctly estimating and thereafter controlling project costs. Costs may in fact vary substantially as a result of various factors, including underestimating costs, difficulties with new technologies and economic and other changes that may occur during the term of the contract. If, for any reason, our costs are substantially higher than expected, we may incur losses on fixed-price contracts.

Hostilities in the Middle East region may slow down the Israeli hi-tech market and may harm our Israeli operations; our Israeli operations may be negatively affected by the obligations of our personnel to perform military service.

Both our RT Solutions and IT Solutions segments are currently conducted in Israel. Accordingly, political, economic and military conditions in Israel may directly affect these segments of our business. Any increase in hostilities in the Middle East involving Israel could weaken the Israeli hi-tech market, which may result in a significant deterioration of the results of our Israeli operations. In addition, an increase in hostilities in Israel could cause serious disruption to our Israeli operations if acts associated with such hostilities result in any serious damage to our offices or those of our customers or harm to our personnel.

Many of our employees in Israel are obligated to perform military reserve duty. In the event of severe unrest or other conflict, one or more of our key employees could be required to serve in the military for extended periods of time. In the past, there were numerous call-ups of military reservists to active duty, and it is possible that there will be additional call-ups in the future. Our Israeli operations could be disrupted as a result of such call-ups for military service.

Exchange rate fluctuations could increase the cost of our Israeli operations.

The sales in this segment stem from our Israeli operations and a significant portion of those sales are in New Israeli Shekels (“NIS”). In addition, many transactions that are linked to the dollar are settled in NIS. The dollar value of the revenues of our operations in Israel will decrease if the dollar is devalued in relation to the NIS during the period from the invoicing of a transaction to its settlement. In addition, significant portions of our expenses in those operations are in NIS, so that if the dollar is devalued in relation to the NIS, the dollar value of these expenses will increase.

One of our major customers has a history of operating deficits and may implement cost-cutting measures that may have a material adverse effect on us.

In 2005, 17% of the software consulting and development segment’s sales (13% and 11% in 2004 and 2003, respectively) and 8% of its billed receivables and unbilled work-in-process at December 31, 2005 (3% at December 31, 2004) were related to the Clalit Health Fund. The Clalit Health Fund is the largest HMO in Israel and one of the largest in the world. The fund has a history of running at a deficit, which in the past has required numerous cost cutting plans and periodic assistance from the Israeli government. Should the fund have to institute additional cost cutting measures in the future, which may include restructuring of its terms of payment, this could have a material adverse effect on the performance of this segment.

We have sold our outsourcing business, which in the past provided our Israeli operations with a steady cash flow; our Israeli operations may be hindered by future cash flow problems.

In August 2005, we sold our outsourcing business, which in the past provided our Israeli operations with a steady cash flow stream, and, in conjunction with bank lines of credit, helped to finance our Israeli operations. Our present operations, as we are currently structured, places a greater reliance on our meeting project milestones in order to generate cash flow to finance our operations. Should we encounter difficulties in meeting significant project milestones, resulting cash flow difficulties could have a material adverse effect on our operations.

If we are unable to keep pace with rapid technological change, our results of operations, financial condition and cash flows may suffer.

Some of our RT and IT solutions are characterized by rapidly changing technologies and industry standards and technological obsolescence. Our competitiveness and future success depends on our ability to keep pace with changing technologies and industry standards on a timely and cost-effective basis. A fundamental shift in technologies in could have a material adverse effect on our competitive position. Our failure to react to changes in existing technologies could materially delay our development of new products, which could result in technological obsolescence, decreased revenues, and/or a loss of market share to competitors. To the extent that we fail to keep pace with technological change, our revenues and financial condition could be materially adversely affected.

RISKS RELATED TO OUR COMVERGE INVESTMENT

We may need to invest additional funds in Comverge in order to avoid dilution of our holdings.

We currently own approximately 23% of Comverge’s outstanding capital stock (64% of Comverge’s common shares and approximately 7% its preferred shares). On October 5, 2006, Comverge filed a registration statement on Form S-1 for the sale of additional shares. Should Comverge complete the sale of shares pursuant to the registration statement, our position in Comverge would be substantially diluted.

Our shares of Comverge common stock may in certain events not share ratably with the Comverge preferred stock.

While we currently hold approximately 23% of Comverge’s outstanding stock, we hold only 7% of the outstanding preferred stock of Comverge.  In certain events, including a merger of sale of the assets of Comverge, the holders of the Comverge preferred stock would generally be entitled to receive a preference payment equal to a multiple of their investment in Comverge before any amounts are paid to the holders of the Comverge common stock.  Since the majority of our Comverge shares holdings consist of common stock, we may not share ratably with Comverge’s other major shareholders.

RISKS RELATED TO OUR SECURITIES

There is only a limited trading market for our common stock and it is possible that you may not be able to sell your shares easily.

There is currently only a limited market for our common stock. Our common stock trades on the OTC Bulletin Board under the symbol “ACFN“ with, until recently, very limited trading volume. We cannot assure you that a substantial trading market will be sustained for our common stock.

Our share price may decline due to the large number of shares of our common stock eligible for future sale in the public market including the shares of the selling security holders.

A substantial number of shares of our common stock are, or could upon exercise of options or warrants, become eligible for sale in the public market as described below. Sales of substantial amounts of our shares of common stock in the public market, or the possibility of these sales, may adversely affect our stock price.

–
As of September 30, 2006 there were 664,039 warrants with a weighted average exercise price of $2.81 and 2,099,035 options with a weighted average exercise price of $2.42 per share, presently exercisable, which if exercised for cash would result in the issuance of an additional 2,763,074 shares of common stock.

The holders of the above options and warrants may be expected to exercise their rights and sell shares of our common stock at a time when we would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these warrants and options.

USE OF PROCEEDS

We will not receive any proceeds form the sale of the shares by the selling security holders. We will receive proceeds upon exercise of the options by the selling security holders. All proceeds received by us through option exercises will be used for working capital.

SELLING SECURITY HOLDERS

The selling security holders may sell up to 1,515,000 shares of our common stock pursuant to this prospectus. These shares include 915,000 shares issuable upon the exercise of non-plan options previously granted to officers and directors of the Company, its subsidiary, equity affiliates, and other persons who may be deemed to be affiliates of the Company, 200,000 shares that may subsequently be issued pursuant to the exercise of options available for grant under the Company’s 2006 Stock Option Plan for Non-Employee Directors and 400,000 shares that may be issued to officers, directors or other persons who may be deemed to be affiliates of the Company, upon exercise of options or pursuant to other stock-based awards available for grant under the 2006 Stock Incentive Plan. As permitted by Form S-8, as further selling security holders become known to the Company they will be added by prospectus supplement(s) pursuant to Rule 424(b) under the Securities Act of 1933.

The table below (1) identifies each selling security holder, (2) shows the number of shares beneficially owned by selling security holder prior to the offering, (3) shows the number of shares that the selling security holder may sell in this offering pursuant to this prospectus, and (4) shows the number and percentage of shares that the selling security holder will beneficially own upon completion of the offering. All of these shares represent shares that may hereafter be acquired pursuant to outstanding non-plan option grants.

Selling Security Holder	No. of Shares Beneficially Owned Before Sale(1)	No. of Shares Being Offered	No. of Shares Beneficially Owned Upon Completion of Offering(1)	Percentage of Shares Beneficially Owned After Completion of Offering
Michael Barth(2)	59,000	50,000	9,000	*
Richard Giacco(3)	25,000	25,000	0	*
John A. Moore(4)	780,877	400,000	380,877	4%
Richard Rimer(5)	125,000	125,000	0	*
Kevin Wren(6)	25,000	25,000	0	*
Samuel Zentman(7)	71,621	57,500	14,121	*
Sheldon Krause(8)	66,500	25,000	41,500	*
George Morgenstern(9)	482,054	7,500	474,554	4.9%
Andy Roesch (10)	150,000	150,000	0	*
_______________________
* Less than 1%, based upon 9,453,659 shares outstanding on November 15, 2006.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(2)
Mr. Barth is the Chief Financial Officer of both the Company and its majority-owned subsidiary dsIT Solutions Ltd. The shares being offered by Mr. Barth consist of shares issuable upon the exercise by Mr. Barth of an option to purchase 50,000 shares. The option has vested as to one-third the remaining two-thirds shall vest on each or December 31, 2007 and 2008. The option is exercisable through July 31, 2011.

(3)
Mr. Giacco is a member of the board of directors of the Company. The shares being offered by Mr. Giacco consist of shares issuable upon the exercise by Mr. Giacco of an option to purchase 25,000 shares. The option vests as to one-third on each of October 3, 2007, 2008, and 2009 and is exercisable through October 3, 2013.

(4)
Mr. Moore is President and Chief Executive Officer, and a member of the board of directors of the Company. The shares being offered by Mr. Moore consist of (i) shares issuable upon the exercise by Mr. Moore of an option to purchase 200,000 shares which has previously vested as to one half and will vest as to the other half upon the earlier of the Company’s shares achieving a five day average closing market price of $5.00 or greater per share or March 30, 2009, and is exercisable through March 31, 2011 and (ii) shares issuable upon the exercise by Mr. Moore of an option to purchase 200,000 shares which vested on September 30, 2006 and is exercisable through March 31, 2011.

(5)
Mr. Rimer is a member of the board of directors of the Company. The shares being offered by Mr. Rimer consist of (i) shares issuable upon the exercise by Mr. Rimer of an option to purchase 25,000 shares, which vests as to one-third on each of October 3, 2007, 2008, and 2009 and is exercisable though October 3, 2013, and (ii) shares issuable upon the exercise of an option to purchase 100,000 shares which vested as to one-quarter on the date of grant and which vests as to the remaining three-quarters upon the satisfaction of certain performance criteria and which is exercisable through November 30, 2013.

(6)
Mr. Wren is a member of the board of directors of the Company. The shares being offered by Mr. Wren consist of shares issuable upon the exercise by Mr. Wren of an option to purchase 25,000 shares. The option vests as to one-third on each of October 3, 2007, 2008, and 2009 and is exercisable through October 3, 2013.

(7)
Dr. Zentman is a member of the board of directors of the Company. The shares being offered by Dr. Zentman consist of shares issuable upon the exercise by Dr. Zentman of (i) an option to purchase 25,000 shares vesting as to one-third on each of October 3, 2007, 2008, and 2009 and exercisable through October 3, 2013, (ii) an option to purchase 7,500 shares vesting on October 3, 2008 and exercisable through October 3, 2013, and (iii) an option to purchase 25,000 shares which has vested and is exercisable through March 30, 2011.

(8)
Mr. Krause is Secretary and General Counsel to the Company. The shares being offered by Mr. Krause consist of shares issuable upon the exercise by Mr. Krause of an option to purchase 25,000 shares. The option vests as to one-third on each of July 31, 2007, 2008 and 2009 and is exercisable through July 31, 2013.

(9)
Mr. Morgenstern is the Chairman of the board of directors of the Company. The shares being offered by Mr. Morgenstern consist of shares issuable upon the exercise by Mr. Morgenstern of an option to purchase 7,500 shares, vesting on October 3, 2007 and exercisable through October 3, 2013.

(10)
Mr. Roesch is managing director of Paketeria GmbH a company in which the Company has made a substantial investment. In connection with Mr. Roesch’s continued employment with Paketeria, he was granted an option to purchase 150,000 shares of the Company’s common stock. The shares being offered by Mr. Roesch consist of the shares issuable upon the exercise of this option. The option previously vested with respect to one-third and will vest with respect to another third upon the execution of a license agreement for the 75th Paketeria store and with respect to the final third upon the execution of a license agreement for the 115th Paketeria store. The option is exercisable through November 7, 2011.

PLAN OF DISTRIBUTION

On and after the date of this prospectus, the selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

–	ordinary brokerage transactions and transactions in which the broker-dealer solicits a purchaser;

–	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

–	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

–	an exchange distribution in accordance with the rules of the applicable exchange;

–	privately negotiated transactions;

–	short sales;

–	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

–	a combination of any such methods of sale; and

–	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders and any broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holders have informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of the their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision in or under the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling security holders and any other person participating in the sale of common stock will be subject to the Securities Exchange Act of 1934. The Securities Exchange Act of 1934 rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling security holders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock and the ability of any person or entity to engage in the market-making activities with respect to the common stock.

We have agreed to pay substantially all expense incidental to the registration, offering and sale of the common stock offered pursuant to this prospectus to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

The validity of the shares of Common Stock which may be offered pursuant to this prospectus has been passed upon by Eilenberg Krause & Paul LLP, counsel to the Company. Sheldon Krause, a partner of Eilenberg Krause & Paul LLP, is our Secretary and General Counsel.

EXPERTS

The financial statements incorporated in this prospectus by reference to Amendment No. 2 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The financial statements of Comverge, Inc., an equity affiliate, which have been incorporated in this prospectus by reference to Amendment No. 2 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The infornation incorporated by reference is considered to be a part of this prospectus.

We incorporate by reference the following documents:

–	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (filed on April 11, 2006).

–	Amendment No. 1 to Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, on Form 10-K/A (filed on June 1, 2006).

–	Amendment No. 2 to Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, on Form 10-K/A (filed on October 19, 2006).

–	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2006 (filed on May 19, 2006).

–	Our Quarterly Report on Form 10-Q for the three months ended June 30, 2006, (filed on August 11, 2006).

–	Our Quarterly Report on Form 10-Q for the three months ended September 30, 2006, (filed on November 20, 2006)

–	Our Current Report on Form 8-K/A filed on May 12, 2006;

–
Our Current Reports on Form 8-K filed on May 16, 2006, July 20, 2006, July 28, 2006, August 4, 2006, August 23, 2006, September 22, 2006, October 11, 2006, October 12, 2006, November 3, 2006, January 3, 2007 and January 9, 2007.

–	The description of Our Common Stock which is contained in its Registration Statement on Form 8-A declared effective on February 11, 1992.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a previously filed document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a free copy of these documents by writing to Terri MacInnis, Director of Investor Relations, Bibicoff & Associates, Inc. 15165 Ventura Blvd., #425, Sherman Oaks, CA 91403, or by calling 818.379.8500.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

You can read and print press releases, financial statements, our most recent annual and quarterly reports and additional information about us, free of charge, at our web site at http://www.acornfactor.com.

This prospectus is a part of a registration statement on Form S-8 filed by us with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of our common stock offered hereby, please refer to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above. Statements in this prospectus about any document filed as an exhibit are not necessarily complete and, in each instance, you should refer to the copy of such document filed with the SEC. Each such statement is qualified in its entirety by such reference.